Exhibit 10.3

ENDURANCE SPECIALTY HOLDINGS LTD.

RESTRICTED SHARE UNIT ASSUMPTION AGREEMENT

Dear [Employee Name]:

As you know, on July 31, 2015 (the “Closing Date”), Endurance Specialty Holdings Ltd. (“Endurance”) acquired Montpelier Re Holdings Ltd. (“Montpelier”), pursuant to the Agreement and Plan of Merger by and among Endurance, Montpelier and Millhill Holdings Ltd., dated as of March 31, 2015 (the “Merger Agreement”). On the Closing Date, you held the restricted share units listed on Exhibit A attached hereto (the “Montpelier RSUs”), related to Montpelier common shares, $0.001666 par value per share (“Montpelier Common Shares”), that were previously granted to you under the Montpelier 2007 Long-Term Incentive Plan or the Montpelier 2012 Long-Term Incentive Plan (as applicable, the “Montpelier Plan”). Pursuant to the Merger Agreement, on the Closing Date Endurance assumed all obligations of Montpelier under your Montpelier RSUs. This Restricted Share Unit Assumption Agreement (this “Agreement”) evidences the terms of Endurance’s assumption of your Montpelier RSUs and documented by one or more award agreements and any amendments thereto previously entered into by and between you and Montpelier (collectively, the “RSU Agreement(s)”), including the necessary adjustments for assumption of the Montpelier RSUs that are required by the Merger Agreement.

The assumption of your Montpelier RSUs is under Endurance’s 2007 Equity Incentive Plan (the “Endurance Plan”). Attached as Exhibit B is a copy of the Prospectus for the Endurance Plan. The assumed Montpelier RSUs constitute “Substitute Awards” under the Endurance Plan. In accordance with the terms of the Merger Agreement, your Montpelier RSUs were adjusted as of the Closing Date to represent the right to receive .472 Endurance ordinary shares, par value $1.00 per share (“Endurance Ordinary Shares”) for each outstanding Montpelier RSU (the “Exchange Ratio”), rounded down to the next whole number of Endurance Ordinary Shares. The vesting schedule of your assumed Montpelier RSUs remain the same as set forth in each of your RSU Agreement(s), but with the number of Montpelier Common Shares subject to each vesting installment in each of your RSU Agreement(s) adjusted to reflect the Exchange Ratio, with the resulting product rounded down to the next whole number of Endurance Ordinary Shares. The transactions contemplated by the Merger Agreement and completed on the Closing Date constitute a Change in Control under each of your RSU Agreements and the applicable Montpelier Plan.

To the extent that any of your Montpelier RSUs were subject to performance-based vesting requirements as of the Closing Date (“Montpelier Performance RSUs”), in accordance with the Merger Agreement, the number of Montpelier Common Shares in respect of such

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Montpelier Performance RSUs immediately prior to the Closing Date and as set forth in Exhibit A was determined to be the greater of (i) the number of Montpelier Common Shares determined using Montpelier’s actual performance through and including June 30, 2015, as determined by the Compensation and Nominating Committee of the Board of Directors of Montpelier and (ii) the target number of Montpelier Common Shares subject to such Montpelier Performance RSUs as set forth in your RSU Agreement(s). Following the Closing Date, performance-based vesting requirements applicable to Montpelier Performance RSUs shall not apply and each Montpelier Performance RSU shall vest in accordance with the schedule and subject to the terms and conditions set forth in your RSU Agreement(s).

Unless the context otherwise requires, any references in the Montpelier Plan and the RSU Agreement(s) to: (i) the “Company” means Endurance, (ii) “Shares” or “Common Shares” means Endurance Ordinary Shares, (iii) the “Board of Directors” or the “Board” means the Board of Directors of Endurance and (iv) the “CN Committee” or “Committee” means the Compensation Committee of the Board of Directors of Endurance. All references in the RSU Agreement(s) and the Montpelier Plan relating to your status as an employee or consultant of Montpelier or a subsidiary or affiliate will after the Closing Date refer to your status as an employee or consultant of Endurance or any present or future Endurance parent, subsidiary or affiliate. All other capitalized terms not otherwise defined in your RSU Agreement(s) shall continue to have the respective definitions given to them in the applicable Montpelier Plan, which definitions are reproduced for your reference in Exhibit C.

All other provisions which govern either the settlement or the termination of your assumed Montpelier RSUs remain the same as set forth in your RSU Agreement(s) and the provisions of your RSU Agreement(s) will govern and control your rights under this Agreement to acquire Endurance Ordinary Shares, except as expressly modified by this Agreement or the Merger Agreement.

Nothing in this Agreement or the RSU Agreement(s) interferes in any way with your right and the right of Endurance or its parent, subsidiary or affiliate, which rights are expressly reserved, to terminate your employment at any time for any reason and whether or not in breach of local labor laws. Future restricted share units or other long-term incentive awards, if any, you may receive from Endurance will be governed by the terms of the Endurance equity plan under which such restricted share units or other long-term incentive awards are granted, and such terms may be different from the terms of your assumed Montpelier RSUs, including, but not limited to, vesting and forfeiture upon your termination of employment.

Until Endurance is in receipt of your understanding and acceptance of this Agreement (which can be accomplished electronically by following the instructions under the heading of

Acknowledgment below) your Endurance account will not be activated and your assumed Montpelier RSUs will not be settled.

If you have any questions regarding this Agreement or your assumed Montpelier RSUs, please contact Becky Zyck at (678) 504-1450.

ENDURANCE SPECIALTY HOLDINGS LTD.

By: /s/ John V. Del Col
John V. Del Col
General Counsel

ACKNOWLEDGMENT

[Employee Name] acknowledges that clicking on the “I Agree” button constitutes acceptance and agreement to be bound by the terms of this Agreement, as well as understanding and agreement that all rights and liabilities with respect to the assumed Montpelier RSUs listed on the table above are hereby assumed by Endurance and are as set forth in the RSU Agreement(s) for such assumed Montpelier RSUs, the applicable Montpelier Plan and this Agreement.

ATTACHMENTS

Exhibit A — Montpelier RSUs

Exhibit B — Prospectus

Exhibit C — Definitions

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